Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Elanco Animal Health Receives Second Request from FTC Under HSR Act

GREENFIELD, Ind. (December 9, 2019) Elanco Animal Health Incorporated (NYSE: ELAN) today announced it has received a second request for information from the U.S. Federal Trade Commission (FTC) in regards to its previously announced acquisition of Bayer AG’s (ETR: BAYN) animal health business. The request was anticipated as part of the regulatory process under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the review continues to progress as expected.

“We continue to work collaboratively with the FTC and other regulators around the world and are progressing as expected,” said Jeff Simmons, president and CEO of Elanco. “We remain confident in our expectations that any related dispositions will be consistent with the underlying pro-forma financials referenced in our August acquisition announcement.”

Joining Elanco and Bayer Animal Health will strengthen and accelerate Elanco’s Innovation, Portfolio and Productivity (IPP) strategy, advance the portfolio mix transformation and create balance between the food animal and companion animal segments, while expanding its presence in key emerging markets. Elanco continues to expect the deal will close in mid-2020.

The Second Request was issued under notification requirements of the Hart-Scott Rodino (HSR) Antitrust Improvements Act of 1976, as amended. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after the parties have substantially complied with the request, though it is common for that period to be extended voluntarily by the parties or terminated sooner by the FTC.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 65-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Forward Looking Statement

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about our expectations concerning our antitrust filings with the FTC and other regulators in connection with our acquisition of the animal health business of Bayer AG, and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.